UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 14, 2011

APAC Customer Services, Inc.

(Exact name of registrant as specified in its charter)

Illinois	000-26786	36-2777140
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2201 Waukegan Road, Bannockburn, Illinois, 60015

(Address of principal executive offices, zip code)

(847) 374-4980

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On October 14, 2011 (the “Closing Date”), pursuant to the Agreement and Plan of Merger, dated as of July 6, 2011 (“Merger Agreement”), by and among APAC Customer Services, Inc., an Illinois corporation (the “Company”), Blackhawk Acquisition Parent, LLC, a Delaware limited liability company (“Parent”), and Blackhawk Merger Sub, Inc., an Illinois corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company as the surviving entity and a wholly owned subsidiary of Parent (the “Merger”). Parent is beneficially owned by affiliates of One Equity Partners (“OEP”).

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Merger, the Company notified The NASDAQ Stock Market, LLC (“NASDAQ”) on October 14, 2011, of its intent to remove its common stock from listing on the NASDAQ Global Market and requested NASDAQ file a Notification of Removal from Listing and/or Registration on Form 25 with the Securities and Exchange Commission (the “SEC”) to delist and deregister its shares of common stock (“Shares”). The Company intends to file with the SEC a Form 15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requesting the deregistration of the Shares and the suspension of the Company’s reporting obligations under Section 13 and 15(d) of the Exchange Act. Trading of the Company’s Shares on the NASDAQ Global Market was suspended as of the closing of trading on October 14, 2011.

Item 3.03 Material Modifications to Rights of Security Holders.

Effective as of the closing of the Merger, each Share (other than Shares held by the Company, Parent, Merger Sub or any of their wholly-owned subsidiaries or by any shareholders who are entitled to and who properly exercise appraisal rights under Illinois law) was cancelled and automatically converted into the right to receive $8.55 in cash (the “Merger Consideration”), without interest.

As of the effective time of the Merger, each stock option awarded to a non-employee director of the Company vested in full and 50% of all other unvested options to purchase Shares became vested. Additionally, as of the effective time of the Merger, each stock option to purchase Shares that was vested and outstanding and unexercised immediately prior to the effective time of the merger was converted into the right to receive a cash payment in an amount equal to the product of (x) the total number of the Shares that were to be issued upon exercise of such option, and (y) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share subject to the option, less any applicable taxes (the “Option Cash Payment”). Each stock option that had not vested as of the effective time of the Merger became entitled to receive the Option Cash Payment for such option, payable at the same time as such portion of such option would otherwise have become vested in accordance with the terms governing such option.

Item 5.01 Changes in Control of Registrant.

On October 14, 2011, OEP consummated the acquisition of the Company through the merger of Merger Sub with and into the Company. The Company is the surviving corporation in the Merger and is a direct wholly-owned subsidiary of Parent.

The aggregate purchase price paid for all equity securities of the Company was approximately $470 million. The purchase price was funded by equity and debt financing from OEP and its affiliates and cash and cash equivalents of the Company.

To the knowledge of the Company, except as set forth herein, there are no arrangements, including any pledge by any person of securities of the Company or Parent, the operation of which may at a subsequent date result in a further change in control of the Company. The Merger Agreement provides that the board of directors of the Company immediately following the consummation of the Merger shall consist of the directors of the board of directors of Merger Sub immediately prior to consummation of the Merger.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the Merger Agreement, on October 14, 2011, each of Katherine Andreasen, Kevin Keleghan, John Park, Theodore Schwartz, Samuel Skinner and John Workman voluntarily resigned from the Board and from all Board committees on which such directors served, and Thomas Kichler, Henry Briance and Colin Farmer, the directors of Merger Sub immediately prior to the effective time of the Merger and each a managing director of OEP, became the directors of the Company. Each resigning director resigned pursuant to the provisions of the Merger Agreement and no director resigned from the Board because of any disagreements with the Company on any matter relating to the Company’s operations, policies or practices.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the effective time of the Merger, on October 14, 2011, the articles of incorporation and the bylaws of the Company, each as in effect immediately prior to the Merger, were amended in their entirety in accordance with the terms of the Merger Agreement.

A copy of the amended and restated articles of incorporation and bylaws of the Company are attached as Exhibits 3.1 and 3.2 to this Current Report on Form 8-K, respectively, and are incorporated by reference herein.

Item 8.01 Other Events

On October 14, 2011, the Company and OEP issued a joint press release announcing the completion of the Merger attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of APAC Customer Services, Inc.

3.2	Third Amended and Restated Bylaws of APAC Customer Services, Inc.

99.1	Joint Press Release, dated October 14, 2011, of APAC Customer Services, Inc. and One Equity Partners.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APAC Customer Services, Inc.

Date: October 17, 2011	By:		/s/ ROBERT B. NACHWALTER
		Name:	Robert B. Nachwalter
		Title:	SVP and General Counsel